Exhibit 10.1

ION Geophysical
Matching Share Program
The Board of Directors of ION Geophysical Corporation (the “Company”) has approved a one- time matching share program (the “Matching Share Program” or “Program”) for the Company’s executive officers, thereby further aligning the interests of the Company’s executive officers with those of the Company’s stockholders.
Program Overview
The Matching Share Program provides participating executive officers with an opportunity to increase their ownership of ION Geophysical common stock (“Common Stock” or “Shares”). Participants will receive matching shares of Common Stock (“Matching Shares”) when they purchase Common Stock during the open trading period described below.
If an executive officer elects to participate in the Matching Share Program, he or she will be granted one share of restricted stock (“Restricted Stock”) under the Amended and Restated 2013 Long-Term Incentive Plan (the “2013 LTIP”) for every share of Common Stock that the executive officer purchases, up to the maximum number of Matching Shares that applies to the executive officer.
Purchases of Common Stock by an eligible executive officer must be made during the open trading period that begins on February 16, 2016, and ends on March 14, 2016. Shares purchased by an eligible executive officer during the open trading window constitute “Purchased Shares” for purposes of the Program.
Eligibility
The Board of Directors has determined the eligible executive officers and the maximum number of Matching Shares of Common Stock for which they may receive Matching Shares. The maximum number of Matching Shares of Common Stock you are individually eligible to receive is set for in Schedule I.
Purchases
In order to have any Shares that an executive officer purchases matched, Share purchases must occur during the open trading period that begins on February 16, 2016 and ends on March 14, 2016. Shares purchased or owned by an eligible executive officer prior to February 16, 2016, will not qualify as Purchased Shares for purposes of the Program. No Shares purchased after the open trading period closes on March 14, 2016, will qualify as Purchased Shares or be eligible to be matched under the Program.
Holding Period for Purchased Shares.
An executive officer must satisfy the following holding periods for his or her Purchased Shares:

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Exhibit 10.1

(a)	100% of the Purchased Shares cannot be sold or otherwise disposed of by the executive officer prior to the first anniversary of the Grant Date of the Matching Shares;

(b)	66% of the Purchased Shares cannot be sold or otherwise disposed of by the executive officer prior to the second anniversary of the Grant Date of the Matching Shares; and

(c)	33% of the Purchased Shares cannot be sold or otherwise disposed of by the executive officer prior to the third anniversary of the Grant Date of the Matching Shares.
For purposes of satisfying the Program’s holding period requirements for Purchased Shares, an executive officer’s transfer, pledging, mortgaging, encumbering, assigning, or other alienation or hypothecation of a Purchased Share, whether voluntary or involuntary, shall be considered a sale or otherwise disposition of the Purchased Share. One Matching Share will be forfeited for each Purchased Share for which the holding period is not satisfied.
Any Shares purchased will be subject to the short-swing profit provisions of Section 16 of the Securities Exchange Act of 1934.
Matching Shares
As noted above, if an executive officer elects to participate in the Program and satisfies its requirements, including the applicable holding period for the Purchased Shares, any Shares purchased during the open trading period will be matched on a one-for-one basis in the form of Restricted Stock granted under the 2013 LTIP, up to the maximum number of Matching Shares that applies to the executive officer.

•	Restricted Stock granted as Matching Shares on Common Stock purchased by an executive officer on or before February 29, 2016, will be granted on the Company’s regular March 1, 2016 grant date;

•	Restricted Stock granted as Matching Shares on Common Stock purchased by an executive officer after February 29, 2016, will be granted on the Company’s next grant date June 1, 2016.
The Restricted Stock granted under the Program will be subject to all of the terms and conditions of the 2013 LTIP and the applicable restricted stock agreement, including a three-year vesting period. A copy of the Restricted Stock Agreement is attached. In addition, and as noted above, one share of Restricted Stock that constitutes a Matching Share under the Program will be forfeited for each Purchased Share for which the holding period is not satisfied.
Risks of Participation.
If an eligible executive officer chooses to participate in the Program, there is a risk is that the Common Stock purchased by the executive officer may not appreciate in value, and accordingly, that the executive officer will not recover the amount of his or her investment. Also, if the executive officer fails to meet the vesting requirements for the Matching Shares, including the required holding for Purchased Shares under the Program, the executive officer will forfeit the Matching Shares.

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Exhibit 10.1

Election to Participate
An eligible executive officer who wishes to participate can elect to do so by sending an email to Jamey Seely and Becky Sacco indicating the number of shares he or she expects to purchase (and have matched) and the expected purchase date(s). Confirmation of the purchases should also be provided within 24 hours of the purchase including a detailed description of the number of shares and price or pricing terms.
Additional Provisions

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The Program is administered by the Compensation Committee of the Board of Directors, which shall have full power to construe and interpret the Program, to establish, amend, or waive rules for the Plan’s administration, and to make all determinations that may be necessary or advisable for the administration of the Program. The Committee may delegate to designated officers or other employees of the Company, any of its duties and authority under the Program pursuant to such conditions or limitations as it chooses to establish from time to time. Each person who is or was a member of the Compensation Committee or of the Board of Directors shall be indemnified for any damages, losses, liability, cost and expense that may be imposed upon or reasonably incurred by him or her in connection with, or resulting from any claim to which he or she may be a party by reason or any action taken or failure to act under the Program, except for any such act or omission constituting willful misconduct or gross negligence.

•	The Program shall be effective on the date of its adoption by the Board of Directors

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The Board shall have the power and authority to terminate or amend the Program at any time. However, no termination, amendment, or modification of the Program shall adversely affect in any material way any outstanding obligation to grant Matching Shares.

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Neither an executive officer’s participation in the Program nor the grant of Restricted Stock to an executive pursuant to the Program (and the 2013 LTIP) shall create or be deemed to create any contract of employment between such individual and the Company or any subsidiary or affiliate, nor shall such participation or any grant of Restricted Stock pursuant to the Program (and the 2013 LTIP) create or be deemed to create any right of employment or continued employment with the Company or any subsidiary or affiliate.

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Exhibit 10.1

Schedule I
ION Geophysical
Matching Share Program
Eligible Executives

Executive	Maximum Number of Matching Shares
R. Brian Hanson	20,000
Steve Bate	10,000
Jamey Seely	10,000
Chris Usher	10,000
Colin Hulme	10,000
Ken Williamson	10,000
Jacques Leveille	5,000
Larry Burke	5,000
Scott Schwausch	5,000

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